Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports Record 2011 Operating Results

Reports Fiscal Year 2011 Diluted EPS of $0.77

Minneapolis, MN—February 27, 2012—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI) today reported record operating results for the fiscal year ended December 31, 2011. Revenues for the fiscal year ended December 31, 2011 (“2011”) increased by 17% to $126.7 million compared to $108.2 million for the fiscal year ended January 1, 2011 (“2010”). Operating income for 2011 increased by 136% to $7.2 million compared to $3.1 million in 2010. The increases in revenues and operating income were driven primarily by three factors that did not occur in 2010: (1) a summer refrigerator replacement initiative from a California utility program that resulted in replacing over 10,000 refrigerators, (2) recognition of $1.2 million in carbon offset revenues that drop directly to the bottom line and (3) generating revenue and operating income growth of approximately 50% and 600%, respectively, at ARCA Advanced Processing, LLC (AAP). The Company does not expect the summer refrigerator replacement initiative from the California utility program to reoccur in 2012. The Company expects to generate carbon offset revenues in 2012 but cannot predict the amount or frequency of carbon offset sales. The Company expects continued growth at AAP in 2012 but not at the same rate as 2011. Diluted earnings per share for 2011 increased 108% to $0.77 compared to $0.37 in 2010.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented, “We are pleased to report that 2011 was the best financial year in ARCA’s history. The difficult economic climate in 2009 caused us to take extensive measures to streamline operations and reduce expenses, which we knew would have a long-term payoff. Through the support of our customers and shareholders and the efforts of our employees, we began to realize the positive impact of these steps in 2011.”

Cameron continued: “The surge in business generated through one customer’s increased volumes in their refrigerator replacement program in 2011 also drove our revenues higher, and our ApplianceSmart stores also created an increase in revenues, despite continued economic uncertainty.

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We are well positioned as we move into 2012 to continue the progress in our appliance recycling and retailing operations.”

Highlights of fiscal year 2011 included:

•	The Company entered into a new credit agreement on January 24, 2011 for a $15.0 million senior secured revolving credit facility with PNC Bank, National Association (“PNC”).

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The Company entered into a term loan on January 24, 2011 for $2.55 million with PNC that provided $1.0 million to supplement borrowings under the revolving credit facility after repayment of the Company’s existing $1.55 million mortgage.

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AAP entered into three separate term loans for a total of $4.75 million with Susquehanna Bank and used the proceeds to pay off existing short-term loans and complete the financing of the UNTHA Recycling Technology (“URT”) materials recovery system.

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The Company completed several transactions related to the sale of carbon offsets, which were created by the destruction of ozone-depleting refrigerants acquired through various recycling programs. This resulted in $1.2 million of byproduct revenues.

•	Appliance replacement revenues increased by $11.0 million or 321% over 2010, primarily from increased volumes in a California utility customer’s program.

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The Company was recognized by Southern California Edison Company (“SCE”) as the sole recipient of the 2010 Environmental Excellence Award for ARCA’s “exemplary support and service of SCE’s Appliance Recycling Program” and commitment to providing “the highest levels of performance and service to SCE and program participants while maintaining the strong values and ethics that exemplify a value-added supplier.” ARCA has provided services for SCE since 1994.

•	The Company opened the 20th ApplianceSmart retail store in November 2011, located in the greater St. Cloud, Minn., area.

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The following table summarizes the Company’s fourth quarter and annual operating results for fiscal years 2011 and 2010 (in millions, except per share amounts):

	Fourth Quarter Ended			Fiscal Year Ended
	Dec. 31, 2011	Jan. 1, 2011	Change	Dec. 31, 2011	Jan. 1, 2011	Change
Revenues	$28.0	$25.3	10%	$126.7	$108.2	17%
Revenues — retail segment (1)	$16.9	$15.3	10%	$74.5	$72.8	2%
Revenues — recycling segment (1)	$11.1	$10.0	11%	$52.2	$35.4	48%
Gross profit	$8.0	$7.3	9%	$36.7	$32.9	12%
Gross profit — retail segment	$4.4	$4.2	3%	$20.2	$20.8	(3)%
Gross profit — recycling segment	$3.6	$3.1	17%	$16.5	$12.1	36%
Net income (2)	$0.0	$0.3	(100)%	$4.5	$2.0	122%
Diluted EPS (2)	$0.00	$0.05	(100)%	$0.77	$0.37	108%

(1)	Both the retail segment and recycling segment include a portion of byproduct revenues.

(2)	Represents net income and diluted earnings per share (EPS) attributable to controlling interest.

Fourth Quarter Financial Overview

Total revenues for the fourth quarter of 2011 increased 10.4% to $28.0 million from $25.3 million in the fourth quarter of 2010. Comparable store revenues from ApplianceSmart stores operating during the fourth quarters of 2011 and 2010 increased 10.5%, and total retail revenues increased 9.1% to $16.4 million from $15.0 million in the fourth quarter of 2010. The increase in retail revenues was due primarily to higher sales in the Minnesota, Georgia, and Ohio markets; sales in the Texas market declined 8.6% compared to the prior year.

Recycling revenues, which are comprised of appliance recycling fees and appliance replacement program revenues, increased 11.7% to $6.4 million in the fourth quarter of 2011 compared to revenues of $5.7 million in the fourth quarter of 2010. Appliance recycling fees decreased 11.6% to $4.4 million in the fourth quarter of 2011 compared to $4.9 million in the fourth quarter of 2010, due to the combination of lower volumes and lower average per-unit recycling fees. Replacement program revenues of $2.0 million increased 162.0% or $1.2 million from revenues of $0.8 million in the fourth quarter of 2010, primarily as the result of a new contract in 2011 for a Washington utility customer’s refrigerator replacement program along with slightly higher volumes under a California utility customer’s refrigerator replacement program. The Company expects to continue to generate refrigerator replacement volumes under the Washington utility contract in 2012 consistent with the levels obtained during the fourth quarter of 2011.

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Byproduct revenues of $5.2 million increased 13.2% or $0.6 million in the fourth quarter of 2011 compared to $4.6 million in the fourth quarter of 2010. The increase in byproduct revenues was primarily the result of carbon offset revenues and higher revenues generated at AAP. The Company recognized $0.4 million related to the sale of carbon offsets, which were created by the destruction of ozone-depleting refrigerants acquired through various recycling programs. Byproduct revenues include all of the revenues generated by AAP. Revenues from AAP of $3.1 million increased 12.1% or $0.4 million compared to revenues of $2.7 million in the fourth quarter of 2010. Total revenues generated by AAP included $0.2 million of the $0.4 million carbon offset revenue recognized during the fourth quarter of 2011.

Overall gross profit as a percentage of total revenues declined to 28.6% for the fourth quarter of 2011 compared to 28.9% for the fourth quarter of 2010. The gross profit percentage for the retail segment was 25.9% in the fourth quarter of 2011 compared to 27.7% in the fourth quarter of 2010. The decline in the retail segment gross profit percentage was due primarily to a shift in sales mix and to a lesser extent price compression and higher product costs. In the fourth quarter of 2011, the Company’s mix of in-the-box product was 63.4%, which typically has lower profit margins, compared to 57.3% in the fourth quarter of 2010. The gross profit percentage for the recycling segment increased to 32.7% for the fourth quarter of 2011 compared to 30.9% for the fourth quarter of 2010, primarily related to stronger gross profit margins at AAP and to a lesser extent the sale of carbon offset sales.

Selling expenses increased $0.3 million to $4.6 million or 16.2% of total revenues in the fourth quarter of 2011 compared to $4.3 million or 16.8% of total revenues for the fourth quarter of 2010. The increase in selling expenses was due primarily to opening a new ApplianceSmart store in November 2011. General and administrative expenses for the fourth quarter of 2011 increased $0.1 million to $2.9 million compared to general and administrative expenses of $2.8 million for the fourth quarter of 2010. The increase was related primarily to higher operating expenses at AAP compared to the fourth quarter of 2010. As a percentage of total revenues, general and administrative expenses decreased to 10.5% for the fourth quarter of 2011 compared to 10.9% of total revenues for the fourth quarter of 2010 as a result of leveraging overhead with increased total revenues for the quarter.

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Fiscal Year Ended December 31, 2011 Financial Overview

Total revenues for 2011 increased 17.1% to $126.7 million from $108.2 million for 2010. Comparable store revenues from ApplianceSmart stores operating during the entire fiscal years of 2011 and 2010 increased 2.4%, and total retail revenues increased 1.7% to $72.8 million from $71.6 million for 2010.

Recycling revenues increased 44.7% to $33.1 million for 2011 compared to revenues of $22.9 million for 2010. Appliance recycling fees decreased 4.4% to $18.6 million for 2011 compared to $19.4 million for 2010, due primarily to lower average per-unit recycling fees. For 2011, recycling volumes were up 7.9% and average per-unit recycling fees were down 11.4% compared to 2010. Replacement program revenues of $14.5 million increased 320.6% or $11.0 million from revenues of $3.5 million for 2010, primarily as the result of a summer refrigerator replacement initiative from a California utility program that resulted in replacing over 10,000 refrigerators, along with the impact of a new Washington utility refrigerator replacement program. The Company does not expect the California utility summer initiative refrigerator replacement volumes again in 2012.

Byproduct revenues of $20.8 million increased 51.5% or $7.1 million for 2011 compared to $13.7 million for 2010. The increase in byproduct revenues was primarily the result of recycling more units, carbon offset revenues and higher revenues generated at AAP. In 2011, the Company recognized $1.2 million in carbon offset revenues, of which $0.4 million was generated at AAP, that did not occur in 2010. Byproduct revenues include all of the revenues generated by AAP. Revenues from AAP of $11.3 million increased 49.9% or $3.7 million compared to revenues of $7.6 million for 2010. The remainder of the increase was related to the combination of higher per-unit byproduct prices and byproduct materials collected from recycling more units in 2011 compared to 2010.

Overall gross profit as a percentage of total revenues declined to 29.0% for 2011 compared to 30.4% for 2010. Gross profit for the retail segment was 27.2% for 2011 compared to 28.6% for 2010. The decline in the retail segment gross profit percentage was due primarily to a shift in sales mix and to a lesser extent price compression and higher product costs. In 2011, the Company’s product sales consisted of 58% in-the-box product compared to 54% in-the-box product in 2010.  In-the-box product typically has lower profit margins than out-of-the-box product. Gross profit for the recycling segment decreased to 31.6% for 2011 compared to 34.2% for 2010, primarily related to lower average per-unit recycling fees and a higher mix of replacement revenues.

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Selling expenses decreased $0.8 million to $18.6 million or 14.6% of total revenues for 2011 compared to $19.4 million or 17.9% of total revenues for 2010. The decrease in selling expenses was due primarily to reduced advertising expenses. General and administrative expenses for 2011 increased $0.5 million to $10.9 million compared to general and administrative expenses of $10.4 million for 2010. The increase was related primarily to the impact of restoring employee compensation reductions as compared to the same period in 2010. As a percentage of total revenues, general and administrative expenses decreased to 8.6% for 2011 compared to 9.7% of total revenues for 2010.

The Company recorded a $1.4 million provision for income taxes compared to $0.7 million for 2010. As a result of generating higher amounts of taxable income for 2011, the Company recorded a provision for income taxes of $2.3. The provision for income taxes was partially offset by recording a $0.9 million discrete item or $0.16 per diluted share related to the reversal of a portion of the Company’s deferred tax asset valuation allowance during the second quarter of 2011.

The Company reported net income attributable to controlling interest of $4.5 million or $0.77 per diluted share for 2011 compared to $2.0 million or $0.37 per diluted share for 2010. Net income attributable to controlling interest included net income of $261,000 from AAP, which represents 50% of AAP’s net income of $522,000 for 2011.

Liquidity

Cash and cash equivalents as of December 31, 2011 were $4.4 million compared to $3.1 million as of January 1, 2011. As of December 31, 2011, the Company had $3.5 million of available borrowings under its revolving line of credit. Working capital increased to $11.4 million as of December 31, 2011 compared to $1.3 million as of January 1, 2011. The improvement in working capital was related primarily to three factors: 1) paying off several of AAP’s short-term loans with the $4.75 million in proceeds from three Susquehanna Bank term loans, which mature over ten years, 2) a higher level of accounts receivable and retail inventories and 3) cash generated from operations as a result of the overall improvement in operating results for 2011.

Conference Call Information

In conjunction with this release, Appliance Recycling Centers of America, Inc will host a conference call Tuesday, February 28, 2011, at 10:00 a.m. CST. To participate in the conference call, please dial

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the following number ten minutes prior to the scheduled time: 800-707-9445. A replay of the conference call will be available on the Company’s website at www.ARCAInc.com.

About ARCA

ARCA (www.ARCAInc.com), one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities, currently provides services for more than 250 utilities in the U.S. and Canada. Toxic chemicals and environmentally harmful materials such as ozone-depleting refrigerants, PCBs, mercury and oil are carefully recovered in the decommissioning process for destruction or disposal, preventing them from contaminating soil, air and water resources. The Company is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. Through ApplianceSmart, Inc. (www.ApplianceSmart.com), ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Bosch, Electrolux, General Electric, and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and discontinued models, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart, Inc. sells these new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of February 2012, ApplianceSmart, Inc. was operating 20 stores: six in the Minneapolis/St. Paul market; one in the Rochester, Minn., market; one in the St. Cloud, Minn. Market; four in the Columbus, Ohio, market; six in the Atlanta market; and two in San Antonio, Texas.

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
Edward R. (Jack) Cameron, CEO
(952) 930-9000

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Fiscal Year Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011
Revenues:
Retail	$16,424	$15,049	$72,773	$71,557
Recycling	6,362	5,697	33,062	22,856
Byproduct	5,209	4,601	20,834	13,749
Total revenues	27,995	25,347	126,669	108,162

Costs of revenues	19,987	18,013	89,934	75,263
Gross profit	8,008	7,334	36,735	32,899
Selling, general and administrative expenses	7,473	7,040	29,491	29,830
Operating income	535	294	7,244	3,069

Other income (expense):
Interest expense, net	(253)	(304)	(1,133)	(1,046)
Impairment charge	—	(266)	—	(266)
Other income (expense), net	(4)	876	(22)	881
Income before income taxes and noncontrolling interest	278	600	6,089	2,638
Provision for income taxes	75	295	1,367	690
Net income	203	305	4,722	1,948
Net (income) loss attributable to noncontrolling interest	(200)	(2)	(261)	61
Net income attributable to controlling interest	$3	$303	$4,461	$2,009

Income per common share:
Basic	$0.00	$0.06	$0.81	$0.38
Diluted	$0.00	$0.05	$0.77	$0.37

Weighted average common shares outstanding:
Basic	5,510	5,493	5,497	5,267
Diluted	5,876	5,741	5,821	5,491

Net income	$203	$305	$4,722	$1,948
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	53	56	(87)	94
Total other comprehensive income (loss), net of tax	53	56	(87)	94
Comprehensive income	256	361	4,635	2,042
Comprehensive loss (income) attributable to noncontrolling interest	(200)	(2)	(261)	61
Comprehensive income attributable to controlling interest	$56	$359	$4,374	$2,103

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APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31, 2011	January1, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,401	$3,065
Accounts receivable, net of allowance of $18 and $44, respectively	7,445	5,030
Inventories, net of reserves of $85 and $286, respectively	18,456	16,593
Other current assets	1,420	519
Deferred tax assets	173	—
Total current assets	31,895	25,207
Property and equipment, net	12,535	11,747
Restricted cash	—	701
Goodwill	1,120	1,120
Other assets	1,232	1,060
Deferred income taxes	27	29
Total assets (a)	$46,809	$39,864

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,323	$4,468
Checks issued in excess of bank balance	—	42
Accrued expenses	4,453	4,771
Line of credit	10,685	10,139
Current maturities of long-term obligations	989	4,396
Income taxes payable	—	60
Total current liabilities	20,450	23,876

Long-term obligations, less current maturities	7,251	2,501
Deferred gain, net of current portion	853	1,340
Deferred income taxes	875	—
Total liabilities (a)	29,429	27,717

Commitments and contingencies	—	—

Shareholders’ equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,527 shares and 5,493 shares, respectively	20,338	19,740
Accumulated deficit	(4,797)	(9,258)
Accumulated other comprehensive loss	(361)	(274)
Total shareholders’ equity	15,180	10,208
Noncontrolling interest	2,200	1,939
	17,380	12,147
Total liabilities and shareholders’ equity	$46,809	$39,864

(a) Assets of ARCA Advanced Processing, LLC (AAP), the consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $11,771 and $10,207 as of December 31, 2011 and January 1, 2011, respectively.  Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $2,186 and $3,774 as of December 31, 2011 and January 1, 2011, respectively.

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